Exhibit 99.1

Day One Announces Pricing of Public Offering of Common Stock

BRISBANE, Calif., June 6, 2023 (GLOBE NEWSWIRE) – Day One Biopharmaceuticals, Inc. (Nasdaq: DAWN), a clinical-stage biopharmaceutical company dedicated to developing and commercializing targeted therapies for people of all ages with life-threatening diseases, today announced the pricing of its underwritten public offering of 11,538,462 shares of its common stock at a public offering price of $13.00 per share. All shares of common stock are being offered by Day One. The gross proceeds to Day One from the offering, before deducting underwriting discounts and commissions and other offering expenses, are expected to be approximately $150.0 million. In addition, Day One has granted the underwriters a 30-day option to purchase up to an additional 1,730,769 shares of its common stock at the public offering price, less underwriting discounts and commissions. The offering is expected to close on or about June 9, 2023, subject to the satisfaction of customary closing conditions.

J.P. Morgan, TD Cowen and Piper Sandler are acting as the joint book-running managers for the offering. Wedbush PacGrow is acting as the lead manager and JonesTrading and Capital One Securities are acting as co-managers for the offering.

The securities are being offered by Day One pursuant to a registration statement on Form S-3 previously filed and declared effective by the Securities and Exchange Commission (SEC). A final prospectus supplement and accompanying base prospectus relating to and describing the terms of the offering will be filed with the SEC and will be available on the SEC’s website at www.sec.gov. Copies of the final prospectus supplement and accompanying base prospectus may also be obtained, when available, from: J.P. Morgan Securities LLC, c/o Broadridge Financial Solutions, 1155 Long Island Avenue, Edgewood, NY 11717, by telephone at (866) 803-9204, or by email at prospectus-eq_fi@jpmchase.com; Cowen and Company, LLC, 599 Lexington Avenue, New York, NY 10022, by email at Prospectus_ECM@cowen.com or by telephone at (833) 297-2926; or Piper Sandler & Co., Attention: Prospectus Department, 800 Nicollet Mall, J12S03, Minneapolis, MN 55402, Attention: Prospectus Department, by telephone at (800) 747-3924, or by email at prospectus@psc.com.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation, or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

About Day One Biopharmaceuticals

Day One Biopharmaceuticals is a clinical-stage biopharmaceutical company that believes when it comes to pediatric cancer, we can do better. We put kids first and are developing targeted therapies that deliver to their needs. Day One was founded to address a critical unmet need: the dire lack of therapeutic development in pediatric cancer. The Company’s name was inspired by “The Day One Talk” that physicians have with patients and their families about an initial cancer diagnosis and treatment plan. Day One aims to re-envision cancer drug development and redefine what’s possible for all people living with cancer—regardless of age—starting from Day One.

Day One partners with leading clinical oncologists, families, and scientists to identify, acquire, and develop important emerging cancer treatments. Day One’s lead product candidate, tovorafenib, is an investigational, oral, brain-penetrant, highly-selective type II pan-RAF kinase inhibitor. Day One’s pipeline also includes pimasertib, an investigational, oral, highly-selective small molecule inhibitor of mitogen-activated protein kinases 1 and 2 (MEK-1/-2). Day One is based in Brisbane, California.

Cautionary Note Regarding Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements reflect the current beliefs and expectations of management and include, but are not limited to, statements regarding the timing, size and expected gross proceeds of the offering, the satisfaction of customary closing conditions related to the offering and sale of securities, and Day One’s ability to complete the offering. All statements other than statements of historical fact are statements that could be deemed forward-looking statements. Although Day One believes that the expectations reflected in such forward-looking statements are reasonable, it can give no assurance that such expectations will prove to be correct. Forward-looking statements are subject to risks and uncertainties that may cause Day One’s actual activities or results to differ significantly from those expressed in any forward-looking statement, including, without limitation, risks and uncertainties related to market conditions and the satisfaction of closing conditions related to the public offering, and the risks and uncertainties described under the heading “Risk Factors” in documents Day One files from time to time with the SEC, including Day One’s Quarterly Report on Form 10-Q filed with the SEC on May 1, 2023, the preliminary prospectus supplement relating to this offering, and its future periodic reports to be filed with the SEC. These forward-looking statements speak only as of the date of this press release, and Day One undertakes no obligation to revise or update any forward-looking statements to reflect events or circumstances after the date hereof.

Contacts:

DAY ONE MEDIA

Laura Cooper, Head of Communications

media@dayonebio.com

DAY ONE INVESTORS

LifeSci Advisors, PJ Kelleher

pkelleher@lifesciadvisors.com